UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 30, 2010 (July 28, 2010)

QE BRUSHES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-53941
(State or other jurisdiction of incorporation)	(Commission File No.)

469 St. Pierre Rd.
Los Angeles, CA 90077
(Address of principal executive offices and Zip Code)

310-346-6020
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITE AGREEMENT

On July 28, 2010, we entered into an agreement with Entertainment Arts Research, Inc., a Nevada corporation, (“EARI”) wherein we agreed to purchase 1,680,000 restricted shares of EARI’s common stock in exchange for 7,000,000 restricted common shares plus 2,000,000 preferred, convertible and restricted shares.   We have 90 days from closing to cause our articles of incorporation to be amended to increase our authorized shares of common stock to 100,000,000 shares of common stock, par value $0.001 per share.  The foregoing shares of our common stock have not been issued as of the date of this report.

On July 7, 2010 we entered into a consulting agreement with Robert Tassinari wherein we engaged Mr. Tassinari to assist us with our business activities in consideration of the payment to Mr. Tassinari of 2,500,000 restricted shares of our common stock.  This consulting agreement was subject to the execution of the foregoing agreement to exchange shares of common stock.

On July 7, 2010 we entered into a consulting agreement with Gregory Ruff wherein we engaged Mr. Ruff to assist us with our business activities in consideration of the payment to Mr. Ruff of 2,500,000 restricted shares of our common stock.  The foregoing shares of common stock have not been issued as of the date of this report.  This consulting agreement was subject to the execution of the foregoing agreement to exchange shares of common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 30th day of July 2010.

QE BRUSHES, INC.

BY:	MARC SALLS
Marc Salls President

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